UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2011

NOVA LIFESTYLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163019	90-0746568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6541 E. Washington Blvd., Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 888-9999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 31, 2011, Nova Lifestyle, Inc. acquired all the outstanding capital stock of Diamond Bar Outdoors, Inc., a California corporation, or Diamond Bar, for $0.45 million paid in full at the closing pursuant to a stock purchase agreement entered into with the sole shareholder of Diamond Bar, Jun Zhang. Diamond Bar, doing business as Diamond Sofa, imports, markets and sells modern home furniture in the U.S. market, principally to distributors and retailers, and, prior to its acquisition by us, was one of our customers. Our president, Thanh H. Lam, served as the Chief Executive Officer of Diamond Bar but had no ownership interest in the company. Upon completion of the foregoing transaction, Diamond Bar became our wholly owned subsidiary.

Concurrently with our acquisition of Diamond Bar, we entered into a trademark purchase and assignment agreement dated August 31, 2011, with St. Joyal, a California corporation, for the assignment of all rights, title and interest in certain registered U.S. trademarks for $0.2 million paid in full at the closing. The trademarks assigned to us are used in the business of Diamond Bar, which previously had licensed the right to use the trademarks from St. Joyal. The two shareholders of St. Joyal, Jun Jiang and Qiang Liu, are each named beneficial owners of greater than 5% of our issued and outstanding common stock as of the date of this report.

The descriptions of the stock purchase agreement and assignment agreement contained herein are qualified in their entirety by reference to the stock purchase agreement and assignment agreement, copies of which are attached hereto as Exhibits 10.13 and 10.14, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.13	Stock Purchase Agreement between Nova Lifestyle, Inc. and Jun Zhang, dated August 31, 2011
10.14	Trademark Purchase and Assignment Agreement by and between St. Joyal and Nova Lifestyle, Inc., dated August 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA LIFESTYLE, INC.
(Registrant)
Date:	September 6, 2011	By:	/s/ Thanh H. Lam
		Name:	Thanh H. Lam
		Title:	President